Exhibit 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Chief Financial Officer and Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:     May 2, 2012

SKYWEST, INC. ANNOUNCES FIRST QUARTER 2012 RESULTS

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW) today reported operating revenues of $921.2 million for the quarter ended March 31, 2012, compared to $866.0 million for the same period last year.  SkyWest also reported a net loss of $(0.7) million, or $(0.01) per diluted share, for the quarter ended March 31, 2012, compared to $(11.1) million of net loss, or $(0.21) per diluted share, for the same period last year.

Quarter Summary

SkyWest’s operating and financial results for the quarter ended March 31, 2012 reflected a significant improvement compared to the first quarter of 2011.  Specifically, SkyWest generated positive revenue growth, period over period, primarily as a result of flying approximately 16,500 additional block hours during the first quarter of 2012.  SkyWest’s improved results also reflected the implementation of cost reduction programs during 2011 from which SkyWest achieved reduced maintenance costs, as well as other benefits.  SkyWest also produced better results than it had forecast for the quarter ended March 31, 2012, principally as a result of executing on its return to profitability objectives for 2012.  As a consequence of SkyWest’s improved results, SkyWest’s pre-tax loss for the quarter ended March 31, 2012 was $17.3 million less than the quarter ended March 31, 2011. SkyWest reported a pre-tax loss of $1.2 million for the quarter ended March 31, 2012, compared to a pre-tax loss of $18.5 million for the first quarter of 2011.  Following are the primary items that affected SkyWest’s financial results for the first quarter of 2012:

•                  Recorded approximately $30.1 million in additional revenues related to increased block hour production, improved utilization and ground handling contracts

•                  Reduction of $4.6 million in prorate flying loss

•                  Recorded an additional $5.7 in United CRJ 200 engine overhaul costs

•                  Recorded an additional $3.8 million in employer benefit costs

•                  Recorded an additional $4.1 million of loss attributable to SkyWest’s minority investments in Trip Linhas Aereas (“TRIP”) and Mekong Aviation Joint Stock Company (“Air Mekong”)

Commenting on the results, Jerry C. Atkin, Chairman and CEO said “We are very pleased with the improvement in our financial results, quarter over quarter, as well as how we performed compared to our first quarter operating plan for 2012.”  He continued, “We executed well on our action plan items and also experienced a higher completion factor of our scheduled flights and on-time arrivals due to better weather in the quarter compared to the same period last year. We remain committed to our return to profitability program for 2012.”

Financial and Operating Results

SkyWest’s total operating revenues increased $55.2 million, or 6.4%, during the quarter ended March 31, 2012, over the same period in 2011.  The increase in operating revenues was the result of higher pass-through costs (primarily fuel and engine overhaul costs) under SkyWest’s agreements with its major partners and an increase in block hour production.  The increase in operating revenues was offset by a planned reduction in prorate flying block hours of 13.4% resulting in reduced revenues of approximately $6.0 million.  In spite of the reducing operating revenues from prorate flying, SkyWest’s revenue per available seat mile for this flying increased 14.6% from improved pricing. After excluding the increased pass-through costs of approximately $31.1 million, for fuel and engine overhauls, and the reduction in prorate flying revenue of $6.0, total operating revenues increased approximately $30.1 million due to the additional block hour production of 3.1% and improved utilization. Total block hours for the quarter ended March 31, 2012 were 556,421 compared to 539,910 for the same period last year.

Total airline expenses (consisting of total operating and interest expenses) increased $34.6 million, or 3.9%, during the quarter ended March 31, 2012, over the same period in 2011.  After excluding the increase in fuel costs of $20.7 million, total operating costs and expenses increased $13.8 million or 1.8% which was less than the rate of increase in block hours of 3.1%.

Under United Express agreements for SkyWest Airlines and ExpressJet Airlines, SkyWest recognizes revenue at a fixed hourly rate for mature engine maintenance on regional jet engines and SkyWest recognizes engine maintenance expense on its CRJ200 regional jet engines on an as-incurred basis as maintenance expense.  During the quarter ended March 31, 2012, CRJ200 engine expense under these agreements increased $5.7 million to $21.5 million compared to $15.8 million for the quarter ended March 31, 2011, as a result of increased engine overhaul expense due to the timing of scheduled engine maintenance events.  SkyWest was reimbursed approximately $9.4 million and $8.2 million for engine overhaul expense, under its United Express agreements, in each of the periods ended March 31, 2012 and 2011, respectively.

Liquidity

At March 31, 2012, SkyWest had $583.3 million in cash and marketable securities, compared to $646.5 million as of December 31, 2011. The reduction in cash and marketable securities during the year ended March 31, 2012 was primarily related to increases in its prepaid aircraft lease amounts and changes in certain other working capital accounts of approximately $65.5 million offset by the issuance of $2.2 million of common stock under SkyWest’s employee stock purchase program. SkyWest’s long-term debt was $1.58 billion as of March 31, 2012, compared to $1.71 billion as of December 31, 2011.  The decrease in long-term debt was due primarily to SkyWest’s payment of normal recurring debt obligations.  SkyWest has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on SkyWest’s consolidated balance sheets.  At a 5.2% discount rate, the present value of these lease obligations was approximately $1.9 billion as of March 31, 2012.

Other Items

During the quarter ended March 31, 2012, SkyWest achieved the following milestones:

•                  Completed implementation with US Airways for 14 CRJ200 regional jets

•                  Completed corporate merger between ExpressJet Holdings and Atlantic Southeast effective on January 1, 2012, with the surviving entity named ExpressJet Airlines, Inc.

•                  Total fleet as of March 31, 2012 consisted of 727 total aircraft compared to 713 aircraft for the same period last year

About SkyWest

SkyWest is the holding company for two scheduled passenger airline operations and an aircraft leasing company and is headquartered in St. George, Utah. SkyWest’s scheduled passenger airline operations consist of SkyWest Airlines also based in St. George, Utah and ExpressJet Airlines based in Atlanta, Georgia.  SkyWest Airlines operates as United Express and Delta Connection carriers under contractual agreements with United Airlines, Inc. (“United”) and Delta Air Lines, Inc. (“Delta”).  SkyWest Airlines also operates as US Airways Express under a contractual agreement with US Airways, Inc., and operates flights for Alaska Airlines under a contractual agreement.  ExpressJet Airlines operates as United Express and Delta Connection carriers under contractual agreements with United and Delta. System-wide, SkyWest serves markets in the United States, Canada, Mexico and the Caribbean with approximately 3,900 daily departures and a fleet of approximately 727 regional aircraft.  This press release and additional information regarding SkyWest can be accessed at www.skywest.com

FORWARD-LOOKING STATEMENTS

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “forecasts”, “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement.  Readers should note that many factors could affect the future operating and financial results of SkyWest, SkyWest Airlines and ExpressJet Airlines, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release.  These factors include, but are not limited to, the ability of ExpressJet Airlines to realize potential synergies and other anticipated financial impacts of the consolidation of its operations, the possibility that future financial and operating results of ExpressJet Airlines may not meet SkyWest’s forecasts and the timing of ongoing consolidation of the operations of ExpressJet Airlines, if achieved.

Actual operational and financial results of SkyWest, SkyWest Airlines and ExpressJet Airlines will also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, among those identified above: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest, SkyWest Airlines and ExpressJet Airlines and their major partners regarding their contractual obligations; the financial stability of those major partners and any potential impact of their financial condition on the operations of SkyWest, SkyWest Airlines, or ExpressJet Airlines; the resolution of current litigation with a major airline partner of SkyWest Airlines and ExpressJet Airlines; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest’s operating airlines conduct flight operations; variations in market and economic conditions; labor relationships; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission; including the section of SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2011, entitled “Risk Factors.”

(more)

SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
OPERATING REVENUES:
Passenger	$902,356	$844,476
Ground handling and other	18,817	21,475
Total operating revenues	921,173	865,951
OPERATING EXPENSES:
Salaries, wages and benefits	290,814	286,148
Aircraft maintenance, materials and repairs	179,636	163,174
Aircraft fuel	147,450	126,740
Aircraft rentals	84,903	86,422
Depreciation and amortization	64,315	63,193
Station rentals and landing fees	43,933	42,626
Ground handling services	35,315	36,853
Other, net	54,350	59,537
Merger and integration	—	1,031
Total operating expenses	900,716	865,724
OPERATING INCOME	20,457	227

OTHER INCOME (EXPENSE):
Interest income	1,954	1,966
Interest expense	(19,780)	(20,220)
Other, net	(3,853)	(506)
Total other (expense), net	(21,679)	(18,760)
(LOSS) BEFORE INCOME TAXES	(1,222)	(18,533)
(BENEFIT) FOR INCOME TAXES	(540)	(7,470)
NET (LOSS)	$(682)	$(11,063)

BASIC (LOSS) PER SHARE	$(0.01)	$(0.21)
DILUTED (LOSS) PER SHARE	$(0.01)	$(0.21)

Weighted average common shares:
Basic	50,881	53,844
Diluted	50,881	53,844

Unaudited Operating Highlights

	Three Months Ended March 31,
Operating Highlights	2012	2011	% Change

Passengers carried	13,366,246	12,557,060	6.4
Revenue passenger miles (000)	6,938,913	6,448,156	7.6
Available seat miles (000)	9,003,482	8,607,004	4.6
Passenger load factor	77.1%	74.9%	2.2	pts
Passenger breakeven load factor	77.0%	76.6%	0.4	pts
Yield per revenue passenger mile	$0.130	$0.131	(.001)
Revenue per available seat mile	$0.102	$0.101	.001
Cost per available seat mile	$0.102	$0.103	(.001)
Fuel cost per available seat mile	$0.016	$0.015	.001
Average passenger trip length	519	514	5
Block hours	556,421	539,910	3.1
Departures	341,140	332,375	2.6